Exhibit 99.1

Corteva Agriscience Reports Second Quarter 2019 Operating Results -
Capitalizes on Strong Performance Outside North America
Company Updates Full Year Outlook

•	GAAP earnings per share (EPS) from continuing operations was $0.63, with operating EPS[1] of $1.42.

•	The Company delivered net sales of $5.6 billion, down 3 percent versus the same quarter last year, primarily due to unprecedented weather impacts in North America[2].

•	Outside North America, favorable conditions supported strong organic sales[1] growth in both Crop Protection and Seed, up 21 percent and 10 percent for the quarter, respectively.

•
GAAP net income from continuing operations totaled $0.5 billion, down 50 percent versus the same quarter last year on a pro forma basis[3]. Operating EBITDA[1] was $1.5 billion, down 6 percent versus the same quarter last year on a pro forma basis, with operating EBITDA improvement in Crop Protection from new products and cost savings from synergies offset by currency headwinds and lower Seed results due primarily to declines in the North American market.

•
The Company realized cost synergies of approximately $200 million for the six months ended June 30, 2019, bringing the cumulative realized savings since merger close to $700 million out of the total $1.2 billion that are expected by 2021.

•
During the first half 2019, the Company announced new regulatory approvals in Seed, together with new and expanded registrations across the Crop Protection portfolio, including the expanded federal label from the U.S. Environmental Protection Agency for Transform® WG insecticide with Isoclast™ active.

•
Full-year pro forma operating EBITDA[1] is now expected to be in the range of $1.9 billion and $2.05 billion, guidance updated as a result of the impact from unprecedented weather events driving reduced crop planting and loss of early season crop protection applications in North America. Net sales for the full year are expected to be down 3 percent.

WILMINGTON, Del., August 1, 2019 - Corteva, Inc. (NYSE: CTVA) today reported financial results for the quarter ended June 30, 2019 and provided updated guidance for the full year.

Commenting on the Company’s second quarter 2019 performance, Chief Executive Officer Jim Collins said, “On June 1, 2019, we completed an important separation milestone, becoming a global, standalone, pure-play agriculture company - taking this step during an extraordinary period in our industry. In our initial quarter as a standalone company, we delivered technology-driven, organic growth in nearly all regions despite continued pressure from the unprecedented weather events that challenged near-term market conditions in North America.”

Collins continued, “We remain committed to executing on our priorities and adjusting our actions focused on delivering continuous value for our customers and shareholders. We are delivering on our cost synergy targets, with an additional $200 million realized in the first half, and we continue to demonstrate our commitment to customer-centered innovation through the acceleration of new product launches that are helping to address real-time challenges facing growers around the world.”

(1) Organic sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA, Pro Forma Operating EBITDA, Segment Operating EBITDA and Pro Forma Segment Operating EBITDA are non-GAAP measures. See page 7 for further discussion.
(2) North America is defined as U.S. and Canada. Rest of World is defined as EMEA, Latin America and Asia Pacific. EMEA is defined as Europe, Middle East and Africa.
(3) First quarter 2019 and prior year GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. See page 7 for further discussion.
(4) Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™

Summary of Second Quarter 2019

Weather-related planting delays and lower than expected planted area in corn, soybeans, and canola pressured sales in North America, and together with an unfavorable currency impact, drove a decrease in net sales of 3 percent in the second quarter 2019 versus the same period last year. Organic sales1 growth in Latin America was driven by strong early demand for Crop Protection products, while EMEA2 and Asia Pacific organic growth was primarily driven by strong demand for new products, including IsoclastTM insecticide, ZorvecTM fungicide and ArylexTM herbicide.

Local price declined 1 percent in the second quarter 2019 versus the year-ago period, with price gains in Rest of World2 more than offset by decreases in North America due to higher replant in corn and competitive pricing pressure on soybeans. Volumes were essentially flat versus the prior-year period due to 5 percent lower volumes in North America on weather-related impacts, offset by performance across the Rest of the World2 on volume growth of 14 percent led by Latin America on pre-season early demand. Currency represented a headwind of 2 percent compared with the same quarter last year, with impacts driven predominately by the Euro.

GAAP net income from continuing operations totaled $0.5 billion in the second quarter 2019, down 50 percent versus the same quarter last year on a pro forma basis. Operating EBITDA1 for the second quarter 2019 was $1.5 billion, a decrease of 6 percent as compared to the same period last year on a pro forma basis. Improvement in Crop Protection segment operating EBITDA from new products and cost savings from synergies were more than offset by currency impacts, lower Seed results due to competitive pricing pressure in soybeans, higher replant in corn and lower Seed margins.

Summary of First Half 2019

Net sales for the first half 2019 were $9 billion, down 6 percent as compared to the prior-year period. Volumes were down 3 percent, with gains in Latin America, EMEA and Asia Pacific more than offset by the declines in North America. Price was flat for the period, with price improvements primarily due to strong demand for new products offset by North America. Currency was a headwind of 3 percent compared with the prior-year period.

Pro forma net income from continuing operations totaled $0.6 billion for the first half 2019, down 48 percent versus the same period last year. Pro forma operating EBITDA1 for the first half 2019 was $2 billion, down 13 percent as compared to the prior-year period. Declines in Crop Protection and Seed were primarily due to lower sales from the impact of weather delays and reduced planted area in North America, competitive pricing pressure, lower margins and currency offsetting cost savings from synergies.

The Company reported GAAP EPS from continuing operations of $0.63, with operating EPS1 of $1.42 for the second quarter 2019. Pro forma GAAP EPS for the first half 2019 was $0.77 with pro forma operating EPS1 of $1.75.

($ in millions)	2Q 2019	2Q 2018	% Change	% Organic Change(1)	1H 2019	1H 2018	% Change	% Organic Change(1)
Net Sales	$5,556	$5,731	(3)%	(1)%	$8,952	$9,525	(6)%	(3)%
North America	3,785	4,126	(8)%	(8)%	5,177	5,897	(12)%	(12)%
Rest of World	1,771	1,605	10%	17%	3,775	3,628	4%	12%
EMEA	667	687	(3)%	6%	2,031	2,083	(2)%	7%
Latin America	653	487	34%	39%	1,018	859	19%	25%
Asia Pacific	451	431	5%	10%	726	686	6%	12%

($ in millions, except where noted)	2Q 2019	2Q 2018 (3)	% Change	1H 2019 (3)	1H 2018 (3)	% Change
GAAP Net income from Continuing Operations	$483	$968	(50)%	$595	$1,145	(48)%
Operating EBITDA (1)	1,452	1,544	(6)%	1,970	2,273	(13)%
GAAP EPS from Continuing Operations ($/share)	$0.63	$1.29	(51)%	$0.77	$1.50	(49)%
Operating EPS (1) ($/share)	$1.42	$1.56	(9)%	$1.75	$2.22	(21)%

Outlook

Corteva revised its full year guidance of pro forma operating EBITDA2 to a range of $1.9 billion to $2.05 billion. Net sales for the full year are expected to be down about 3 percent.

Commenting on the Company’s outlook, Collins said, “Despite the first-half challenges, we continue to see strength across our global business. Looking ahead to the second-half, we expect ongoing, solid adoption for high-demand products and anticipate continued ramp-up of recent product launches to continue driving high-value sales globally. We remain focused on delivering cost-synergy commitments and expect to see ongoing improvements from productivity actions in the second half. Overall, we remain firm in executing against our plans, capitalizing on the strength of our industry-leading product portfolio and business model in the face of a historic external environment.”

Company Updates

•
Share Repurchase Program and Quarterly Dividend: On June 26, 2019, Corteva announced the authorization of a $1 billion share repurchase program and its first common stock dividend. The share repurchase program is expected to be completed in three years. The inaugural quarterly common stock dividend is expected to return ~$400 million to shareholders annually. Collectively, these announcements reinforce the Company's ongoing commitment to return value to shareholders.

•
Enlist E3TM(4) Licensing Update: In the second quarter 2019, Corteva sold more than 150,000 units of Enlist E3TM soybeans in North America and began recognizing licensing income related to the proprietary trait technology for over 100 executed licenses to date. Enlist E3TM soybeans are estimated to be on greater than 10 percent of North American planted soybean acres in 2020.

•
Label Expansion for Transform® WG insecticide: On July 12, Corteva Agriscience announced the fully restored and expanded federal label from the U.S. Environmental Protection Agency for Transform® WG insecticide with Isoclast™ active. Eight new crops, including corn and alfalfa, are on the expanded label, which also restores the previously labeled use for soybeans and cotton - and provides farmers with a distinct mode of action in the management of destructive insects. In the second quarter 2019, Isoclast™ insecticide sales were approximately $40 million, a more than 70 percent increase from prior year.

Crop Protection Results

Net Sales ($ in millions)	2Q 2019	2Q 2018	% Change	% Organic Change (1)	1H 2019	1H 2018	% Change	% Organic Change (1)
North America	$686	$847	(19)%	(18)%	$1,165	$1,419	(18)%	(17)%
Rest of World	1,171	1,020	15%	21%	2,121	1,941	9%	17%
EMEA	393	420	(6)%	1%	953	994	(4)%	5%
Latin America	466	316	47%	52%	653	481	36%	43%
Asia Pacific	312	284	10%	15%	515	466	11%	16%
Total Crop Protection Net Sales	$1,857	$1,867	(1)%	3%	$3,286	$3,360	(2)%	3%

Crop Protection net sales were $1.9 billion in the second quarter 2019, down 1 percent from the second quarter 2018. A 3 percent increase in volume was more than offset by a 4 percent decline in currency. Rest of World organic growth was 21 percent compared to the prior-year period.

Volume growth in the segment was primarily driven by strong early demand for spinosyns insecticides and seed applied technologies in Latin America, and sales from new products, including ZorvecTM fungicide, IsoclastTM insecticide and ArylexTM herbicide, which increased 73 percent from prior year. This growth was partially offset by the impacts of wet weather in North America, which negatively impacted corn and soybean herbicide and nitrogen stabilizer applications. Unfavorable currency impacts were driven predominately by the Euro.

Crop Protection operating EBITDA was $0.5 billion in the second quarter 2019, up 6 percent from the second quarter 2018 on a pro forma basis. Cost synergies, ongoing cost reductions and sales from new products more than offset the unfavorable impact of currency.

Crop Protection net sales were $3.3 billion for the first six months of 2019, down 2 percent from the prior-year period. The decrease was primarily due to a 5 percent decline from currency, partially offset by a 2 percent increase in local price and a 1 percent increase in volume. Rest of World organic growth was 17 percent compared to the prior-year period.

Unfavorable currency impacts primarily due to the Euro were partially offset by increases in local price. The increase in volume was driven by sales from new product launches, including ZorvecTM fungicide and IsoclastTM insecticide, which increased 56 percent for the first half, and strong early demand for spinosyns insecticides in Latin America, partially offset by the impacts of wet weather in North America.

Crop Protection pro forma operating EBITDA was $0.7 billion for the first six months of 2019, down 10 percent from the first six months of 2018. The unfavorable impact of currency, volume declines in North America and higher input costs more than offset cost synergies and ongoing cost reductions.

Seed Results

Net Sales ($ in millions)	2Q 2019	2Q 2018	% Change	% Organic Change (1)	1H 2019	1H 2018	% Change	% Organic Change (1)
North America	$3,099	$3,279	(5)%	(5)%	$4,012	$4,478	(10)%	(10)%
Rest of World	600	585	3%	10%	1,654	1,687	(2)%	7%
EMEA	274	267	3%	13%	1,078	1,089	(1)%	9%
Latin America	187	171	9%	13%	365	378	(3)%	2%
Asia Pacific	139	147	(5)%	—%	211	220	(4)%	3%
Total Seed Net Sales	$3,699	$3,864	(4)%	(3)%	$5,666	$6,165	(8)%	(5)%

Seed net sales were $3.7 billion in the second quarter 2019, down 4 percent from the second quarter 2018. The decrease was primarily due to a 2 percent decline in local price, a 1 percent decline in currency, and a 1 percent decline in volume. Rest of World organic growth was 10 percent compared to the prior-year period.

The decrease in local price was driven by competitive pressure in soybeans in North America, as well as an increase in corn seed replant in the U.S. Unfavorable currency impacts were due primarily to the Euro. The decline in volume was driven by significant weather-related planting delays and flooding in North America, leading to a reduction in expected planted acres for corn, soybeans, and canola. Volume declines were partially offset by corn sales recovered from the first quarter weather-related delays and a change in the route-to-market in several markets, coupled with increased demand in EMEA for corn and sunflower seed, as well as strong early demand for corn seed in Latin America.

Seed pro forma operating EBITDA was $1.0 billion in the second quarter 2019, a decline of 11 percent compared to the second quarter 2018 on a pro forma basis. Competitive pricing pressure and lower margins more than offset cost synergies in R&D and ongoing cost reductions.

Seed net sales were $5.7 billion for the first six months of 2019, down 8 percent from the first six months of 2018. The decrease was primarily due to a 4 percent decline in volume, a 3 percent decline in currency, and a 1 percent decline in local price. Rest of World organic growth was 7 percent compared to the prior-year period.

The decline in volume was driven by weather-related impacts in North America and the impact of early deliveries of corn seed in the fourth quarter 2018, which were partially offset by favorable corn seed demand in EMEA. Unfavorable currency impacts were driven predominately by the Euro. The decrease in local price was driven by the impact of the North American market.

Seed pro forma operating EBITDA was $1.4 billion for the first six months of 2019, a decline of 15 percent compared to the first six months of 2018 on a pro forma basis. Volume declines in North America, competitive pricing pressure and the unfavorable impact of currency more than offset cost synergies in R&D and ongoing cost reductions.

Second Quarter Conference Call

The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results and outlook today at 9:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page.

About Corteva Agriscience

Corteva Agriscience is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry - including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva Agriscience became an independent public company on June 1, 2019, and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com.

Follow Corteva Agriscience on Facebook, Instagram, LinkedIn, Twitter and YouTube.

Cautionary Statement About Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DuPont, are forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) effect of competition and consolidation in Corteva’s industry; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva’s products; (iv) failure to enforce Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of disruptions to Corteva’s supply chain, information technology or network systems; (xi) competitor’s establishment of an intermediary platform for distribution of Corteva’s products; (xii) effect of volatility in Corteva’s input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xiv) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva; (xvi) failure to benefit from significant cost synergies and risks related to the indemnification obligations of legacy DuPont liabilities in connection with the separation of Corteva; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with environmental laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva’s global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; and (xxiii) risks related to the discontinuation of LIBOR.

Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Exhibit 99.1 of Amendment No. 4 to Corteva’s Registration Statement on Form 10 and of Corteva’s

Quarterly Report on Form 10-Q for the period ended March 31, 2019, as modified by subsequent reports on Form 10-Q and Current Reports on Form 8-K.

Corteva Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the first quarter of 2019 and prior has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the Merger, the divestiture of Historical DuPont’s specialty products and materials science businesses, the receipt of Dow AgroSciences, debt retirement transactions related to paying off or retiring portions of E. I. du Pont de Nemours and Company ("Historical DuPont")’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Amendment No. 4 of Corteva’s registration statement on Form 10 filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include organic sales, operating EBITDA, pro forma operating EBITDA, segment operating EBITDA, pro forma segment operating EBITDA, operating earnings per share, and pro forma operating earnings per share. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 13. These non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X.  See Article 11 Pro Forma Combined Statements of Operations starting on page 21.

Corteva does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating costs, net and foreign exchange gains (losses), excluding the impact of adjusted significant items. Non-operating costs, net consists of non-operating pension and other post-employment benefit (OPEB) costs, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Segment Operating EBITDA is defined as Operating EBITDA excluding corporate expenses. Operating earnings and operating earnings per share are defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items, the after-tax impact of non-operating costs, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

® TM SM Trademarks and service marks of Dow AgroSciences, DuPont or Pioneer, and their affiliated companies or their respective owners.
# # #
8/1/19

Media Contact:
Gregg M. Schmidt
+1-302-485-3260
gregg.m.schmidt@corteva.com

Investor Contact:
Megan Britt
+1-302-485-3279
megan.britt@corteva.com

Corteva, Inc.
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$5,556	$5,731	$8,952	$9,525
Cost of goods sold	3,047	3,687	5,258	6,439
Research and development expense	269	354	568	685
Selling, general and administrative expenses	937	965	1,672	1,714
Amortization of intangibles	113	107	214	196
Restructuring and asset related charges - net	60	101	121	231
Integration and separation costs	330	249	542	444
Other income - net	—	128	31	111
Loss on early extinguishment of debt	13	—	13	—
Interest expense	34	88	93	169
Income (loss) from continuing operations before income taxes	753	308	502	(242)
Provision for (benefit from) income taxes on continuing operations	270	(67)	203	(179)
Income (loss) from continuing operations after income taxes	483	375	299	(63)
(Loss) Income from discontinued operations after income taxes	(1,077)	323	(717)	674

Net (loss) income	(594)	698	(418)	611

Net income attributable to noncontrolling interests	14	4	26	24

Net (loss) income attributable to Corteva	$(608)	$694	$(444)	$587

Basic (loss) earnings per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$0.63	$0.49	$0.37	$(0.11)
Basic (loss) earnings per share of common stock from discontinued operations	(1.44)	0.43	(0.96)	0.89
Basic (loss) earnings per share of common stock[1]	$(0.81)	$0.92	$(0.59)	$0.78

Diluted (loss) earnings per share of common stock:
Diluted earnings (loss) per share of common stock from continuing operations	$0.63	$0.49	$0.37	$(0.11)
Diluted (loss) earnings per share of common stock from discontinued operations	(1.44)	0.43	(0.96)	0.89
Diluted (loss) earnings per share of common stock[1]	$(0.81)	$0.92	$(0.59)	$0.78

Average number of shares outstanding used in earnings per share (EPS) calculation[2]
Basic	749.4	749.4	749.4	749.4
Diluted	750.0	749.4	749.7	749.4

1.	The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.

2.
On June 1, 2019, DuPont de Nemours, Inc. ("DuPont") distributed 748,815,000 shares of Corteva, Inc. common stock to holders of its common stock. Basic and diluted (loss) earnings per common share for the three and six months ended June 30, 2018 were calculated using the shares distributed on June 1, 2019 plus 582,000 of additional shares in which accelerated vesting conditions have been met.

Corteva, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

	June 30, 2019	December 31, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$2,077	$2,270	$2,696
Marketable securities	6	5	49
Accounts and notes receivable, net	7,434	5,260	7,331
Inventories	3,918	5,310	4,362
Other current assets	1,086	1,038	1,181
Assets of discontinued operations	—	9,089	9,022
Total current assets	14,521	22,972	24,641
Investment in nonconsolidated affiliates	64	138	195
Property, plant and equipment, net of accumulated depreciation (June 30, 2019 - $3,207, December 31, 2018 - $2,796 and June 30, 2018 $2,598)	4,543	4,544	4,463
Goodwill	10,249	10,193	14,612
Other intangible assets	11,832	12,055	12,318
Deferred income taxes	325	304	419
Other assets	2,464	1,932	1,909
Assets of discontinued operations - noncurrent	—	56,354	57,381
Total Assets	$43,998	$108,492	$115,938

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$2,058	$2,154	$3,715
Accounts payable	3,139	3,798	3,629
Income taxes payable	282	186	249
Accrued and other current liabilities	3,135	4,005	2,689
Liabilities of discontinued operations	—	3,167	2,767
Total current liabilities	8,614	13,310	13,049
Long-term borrowings and capital lease obligations	117	5,784	9,736
Other Noncurrent Liabilities
Deferred income tax liabilities	1,430	1,480	1,387
Pension and other post employment benefits - noncurrent	5,538	5,677	6,474
Other noncurrent obligations	2,156	1,795	1,960
Liabilities of discontinued operations - noncurrent	—	5,293	5,629
Total noncurrent liabilities	9,241	20,029	25,186

Commitments and contingent liabilities

Stockholders' equity
Common stock, $0.01 par value; 1,666,666,667 shares authorized; issued at June 30, 2019, December 31, 2018, and June 30, 2018 - 748,815,000	7	—	—
Additional paid-in capital	28,157	—	—
Divisional equity	—	78,020	79,390
Retained earnings	97	—	—
Accumulated other comprehensive loss	(2,375)	(3,360)	(2,185)
Total Corteva stockholders' equity	25,886	74,660	77,205
Noncontrolling interests	257	493	498
Total equity	26,143	75,153	77,703
Total Liabilities and Equity	$43,998	$108,492	$115,938

Corteva, Inc.
Pro Forma Consolidated Statements of Operations1
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019 [2]	2018	2019	2018
Net sales	$5,556	$5,731	$8,952	$9,525
Cost of goods sold	3,047	3,024	5,069	5,155
Research and development expense	269	353	568	684
Selling, general and administrative expenses	937	966	1,675	1,715
Amortization of intangibles	113	107	214	196
Restructuring and asset related charges - net	60	101	121	231
Integration and separation costs	330	126	430	250
Other income - net	—	128	31	111
Loss on early extinguishment of debt	13	—	13	—
Interest expense	34	21	48	38
Income from continuing operations before income taxes	753	1,161	845	1,367
Provision for income taxes on continuing operations	270	193	250	222
Income from continuing operations after income taxes	483	968	595	1,145

Net income from continuing operations attributable to noncontrolling interests	13	5	21	18

Net income from continuing operations attributable to Corteva	$470	$963	$574	$1,127

Basic earnings per share of common stock from continuing operations	$0.63	$1.29	$0.77	$1.50

Diluted earnings per share of common stock from continuing operations	$0.63	$1.29	$0.77	$1.50

Average number of shares outstanding used in earnings per share (EPS) calculation [3]
Basic	749.4	749.4	749.4	749.4
Diluted	750.0	749.4	749.7	749.4

1.	See Article 11 Pro Forma Combined Statements of Operations beginning on page 21.

2.	The three months ended June 30, 2019 are on an as reported basis.

3.
On June 1, 2019, DuPont de Nemours, Inc. ("DuPont") distributed 748,815,000 shares of Corteva, Inc. common stock to holders of its common stock. Basic and diluted (loss) earnings per common share for the three and six months ended June 30, 2018 were calculated using the shares distributed on June 1, 2019.

Corteva, Inc.
Consolidated Segment Information
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
SEGMENT NET SALES - SEED	2019	2018	2019	2018
Corn	$2,309	$2,248	$3,777	$3,945
Soybean	998	1,214	1,129	1,395
Other oilseeds	200	194	425	457
Other	192	208	335	368
Seed	$3,699	$3,864	$5,666	$6,165

	Three Months Ended June 30,		Six Months Ended June 30,
SEGMENT NET SALES - CROP PROTECTION	2019	2018	2019	2018
Herbicides	$1,044	$1,068	$1,815	$1,931
Insecticides	459	448	836	777
Fungicides	302	269	522	547
Other	52	82	113	105
Crop Protection	$1,857	$1,867	$3,286	$3,360

	Three Months Ended June 30,		Six Months Ended June 30,
GEOGRAPHIC NET SALES - SEED	2019	2018	2019	2018
North America [1]	$3,099	$3,279	$4,012	$4,478
EMEA [2]	274	267	1,078	1,089
Asia Pacific	139	147	211	220
Latin America	187	171	365	378
Rest of World	600	585	1,654	1,687
Net Sales	$3,699	$3,864	$5,666	$6,165

	Three Months Ended June 30,		Six Months Ended June 30,
GEOGRAPHIC NET SALES - CROP PROTECTION	2019	2018	2019	2018
North America [1]	$686	$847	$1,165	$1,419
EMEA [2]	393	420	953	994
Asia Pacific	312	284	515	466
Latin America	466	316	653	481
Rest of World	1,171	1,020	2,121	1,941
Net Sales	$1,857	$1,867	$3,286	$3,360

1. Reflects U.S. & Canada
2. Reflects Europe, Middle East, and Africa

Corteva, Inc.
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
SEGMENT OPERATING EBITDA	Pro Forma	Pro Forma	Pro Forma	Pro Forma
Seed	$1,036	$1,158	$1,361	$1,598
Crop Protection	450	423	670	746
Segment Operating EBITDA	$1,486	$1,581	$2,031	$2,344

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES TO OPERATING EBITDA	As Reported	Pro Forma	Pro Forma	Pro Forma
Pro forma income from continuing operations after income taxes (GAAP)	$483	$968	$595	$1,145
Provision for income taxes on continuing operations	270	193	250	222
Pro forma income from continuing operations before income taxes (GAAP)	753	1,161	845	1,367
Depreciation and amortization	227	237	485	452
Interest income	(17)	(24)	(33)	(51)
Interest expense	34	21	48	38
Exchange losses - net	32	1	59	66
Non-operating benefits - net[1]	(32)	(55)	(74)	(106)
Significant items charge	455	203	640	507
Operating EBITDA (Non GAAP)	1,452	1,544	1,970	2,273
Corporate expenses	34	37	61	71
Segment Operating EBITDA (Non GAAP)	$1,486	$1,581	$2,031	$2,344

1.
Non-operating (benefit) costs—net consists of non-operating pension and other post-employment benefit (OPEB) (benefit) costs, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont.

Corteva, Inc.
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

PRICE - VOLUME - CURRENCY ANALYSIS
REGION
	Q2 2019 vs. Q2 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(341)	(8)%	$(323)	(8)%	(3)%	(5)%	—%	—%
EMEA	(20)	(3)%	39	6%	1%	5%	(9)%	—%
Asia Pacific	20	5%	42	10%	7%	3%	(5)%	—%
Latin America	166	34%	189	39%	2%	37%	(5)%	—%
Rest of World	166	10%	270	17%	3%	14%	(7)%	—%
Total	$(175)	(3)%	$(53)	(1)%	(1)%	—%	(2)%	—%

SEED
	Q2 2019 vs. Q2 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(180)	(5)%	$(167)	(5)%	(2)%	(3)%	—%	—%
EMEA	7	3%	35	13%	(1)%	14%	(10)%	—%
Asia Pacific	(8)	(5)%	(1)	—%	1%	(1)%	(5)%	—%
Latin America	16	9%	23	13%	(1)%	14%	(4)%	—%
Rest of World	15	3%	57	10%	—%	10%	(7)%	—%
Total	$(165)	(4)%	$(110)	(3)%	(2)%	(1)%	(1)%	—%

CROP PROTECTION
	Q2 2019 vs. Q2 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(161)	(19)%	$(156)	(18)%	(5)%	(13)%	—%	(1)%
EMEA	(27)	(6)%	4	1%	2%	(1)%	(7)%	—%
Asia Pacific	28	10%	43	15%	11%	4%	(5)%	—%
Latin America	150	47%	166	52%	3%	49%	(5)%	—%
Rest of World	151	15%	213	21%	5%	16%	(6)%	—%
Total	$(10)	(1)%	$57	3%	—%	3%	(4)%	—%

Corteva, Inc.
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

PRICE - VOLUME - CURRENCY ANALYSIS
REGION
	First Half 2019 vs. First Half 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(720)	(12)%	$(690)	(12)%	(2)%	(10)%	—%	—%
EMEA	(52)	(2)%	143	7%	1%	6%	(9)%	—%
Asia Pacific	40	6%	80	12%	7%	5%	(6)%	—%
Latin America	159	19%	214	25%	4%	21%	(6)%	—%
Rest of World	147	4%	437	12%	3%	9%	(8)%	—%
Total	$(573)	(6)%	$(253)	(3)%	—%	(3)%	(3)%	—%

SEED
	First Half 2019 vs. First Half 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(466)	(10)%	$(450)	(10)%	(2)%	(8)%	—%	—%
EMEA	(11)	(1)%	98	9%	1%	8%	(10)%	—%
Asia Pacific	(9)	(4)%	6	3%	2%	1%	(7)%	—%
Latin America	(13)	(3)%	8	2%	—%	2%	(5)%	—%
Rest of World	(33)	(2)%	112	7%	1%	6%	(9)%	—%
Total	$(499)	(8)%	$(338)	(5)%	(1)%	(4)%	(3)%	—%

CROP PROTECTION
	First Half 2019 vs. First Half 2018				Percent Change Due To:
	Net Sales Growth (GAAP)		Organic Growth (Non-GAAP)		Local Price &			Portfolio /
	$	%	$	%	Product Mix	Volume	Currency	Other
North America	$(254)	(18)%	$(240)	(17)%	(2)%	(15)%	(1)%	—%
EMEA	(41)	(4)%	45	5%	1%	4%	(9)%	—%
Asia Pacific	49	11%	74	16%	9%	7%	(5)%	—%
Latin America	172	36%	206	43%	6%	37%	(7)%	—%
Rest of World	180	9%	325	17%	4%	13%	(8)%	—%
Total	$(74)	(2)%	$85	3%	2%	1%	(5)%	—%

Corteva, Inc.
Significant Items
(Dollars in millions, except per share amounts)

SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	As Reported	Pro Forma	Pro Forma	Pro Forma
Seed	$(101)	$(37)	$(152)	$(83)
Crop Protection	(2)	24	(25)	12
Corporate	(352)	(190)	(463)	(436)
Total significant items before income taxes	$(455)	$(203)	$(640)	$(507)

SIGNIFICANT ITEMS - PRE-TAX, AFTER-TAX AND EPS IMPACTS

	Pre-tax		After-tax		($ Per Share)[1]
	2019	2018	2019	2018	2019	2018
1st Quarter	Pro Forma	Pro Forma	Pro Forma	Pro Forma	Pro Forma	Pro Forma
Integration costs [1]	$(100)	$(124)	$(16)	$(93)	$(0.02)	$(0.12)
Restructuring and asset related charges, net [2]	(61)	(130)	(53)	(100)	(0.07)	(0.13)
Loss on divestiture [3]	(24)	—	(24)	—	(0.03)	—
Income tax items [4]	—	(50)	—	(102)	—	(0.14)
1st Quarter - Total	$(185)	$(304)	$(93)	$(295)	$(0.12)	$(0.39)

2nd Quarter	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Integration and separation costs [1]	$(330)	$(126)	$(436)	$(97)	$(0.58)	$(0.13)
Restructuring and asset related charges, net [2]	(60)	(101)	(48)	(81)	(0.06)	(0.11)
Gain on sale of assets [5]	—	24	—	19	—	0.03
Amortization of inventory step up 6	(52)	—	(41)	—	(0.06)	—
Loss on early extinguishment of debt [7]	(13)	—	(10)	—	(0.01)	—
Income tax items	—	—	—	(7)	—	(0.01)
2nd Quarter - Total	$(455)	$(203)	$(535)	$(166)	$(0.71)	$(0.22)

Year-to-date Total [8]	$(640)	$(507)	$(628)	$(461)	$(0.84)	$(0.62)

1.	Integration costs is included in "Integration and separation costs" on Statement of Operations. Beginning in Q2 2019, this includes both integration and separation costs.

2.
Second quarter and first quarter 2019 included restructuring and asset related charges of $(60) million and $(61) million, respectively. The charge for the second quarter is related to the DowDuPont Cost Synergy Program. The charge for the first quarter related primarily to the DowDuPont Cost Synergy Program and the DowDuPont Agriculture Division Restructuring Program.

Second quarter and first quarter 2018 included restructuring and asset related charges of $(101) million and $(130) million, respectively. The charges in the first half of 2018 related to the DowDuPont Cost Synergy Program.

3.	First quarter 2019 included a loss of $(24) million included in other income - net related to Historical Dow's sale of a joint venture related to synergy actions.

4.	First quarter 2018 includes a $(50) million foreign exchange loss related to adjustments to foreign currency exchange contracts as a result of U.S. tax reform.

5.	Second quarter 2018 includes a gain of $24 million included in other income - net related to an asset sale.

Corteva, Inc.
Significant Items
(Dollars in millions, except per share amounts)

6.	Second quarter 2019 includes amortization of inventory step up of $(52) million included in cost of goods sold related to the amortization of the inventory step-up in connection with the Merger.

7.
Second quarter 2019 includes a loss on the early extinguishment of debt of $(13) million related to the difference between the redemption price and the par value of the Make Whole Notes and Term Loan Facility, partially offset by the write-off of unamortized step-up related to the fair value step-up of EID’s debt.

8.	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

Corteva, Inc.
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

Operating Earnings Per Share
Operating earnings per share is defined as earnings per share from continuing operations – diluted, excluding non-operating benefits - net, amortization of intangibles (existing as of Separation), and significant items.

	Three Months Ended June 30,
	2019	2018[2]	2019	2018[2]
Operating Earnings (Non-GAAP)	$	$	EPS (diluted)	EPS (diluted)
Pro forma net income from continuing operations attributable to Corteva (GAAP)	$470	$963	0.63	1.29
Less: Non-operating benefits - net, after tax [1]	30	43	0.04	0.06
Less: Amortization of intangibles (existing as of Separation), after tax	(89)	(86)	(0.12)	(0.11)
Less: Significant items charge, after tax	(535)	(166)	(0.71)	(0.22)
Operating Earnings (Non-GAAP)	$1,064	$1,172	$1.42	$1.56

Operating Earnings Per Share
Operating earnings per share is defined as earnings per share from continuing operations – diluted, excluding non-operating benefit - net, amortization of intangibles (existing as of Separation), and significant items.

	Six Months Ended June 30,
	2019[2]	2018[2]	2019[2]	2018[2]
Operating Earnings (Non-GAAP)	$	$	EPS (diluted)	EPS (diluted)
Pro forma net income from continuing operations attributable to Corteva (GAAP)	574	1,127	0.77	1.50
Less: Non-operating benefits - net, after tax [1]	61	83	0.08	0.11
Less: Amortization of intangibles (existing as of Separation), after tax	(170)	(156)	(0.22)	(0.21)
Less: Significant items charge, after tax	(628)	(461)	(0.84)	(0.62)
Operating Earnings (Non-GAAP)	$1,311	$1,661	$1.75	$2.22

1.
Non-operating benefits—net consists of non-operating pension and other post-employment benefit (OPEB) (benefit) costs, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont.

2.	Periods are presented on a Pro Forma Basis

Corteva, Inc.
Reconciliation of Non-GAAP Measures
(Dollars in millions)

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, amortization of intangibles (existing as of Separation), and non-operating benefits - net.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	Pro Forma	Pro Forma	Pro Forma	Pro Forma
Income from continuing operations before income taxes (GAAP)	$753	$1,161	$845	$1,367
Add: Significant items - charge [1]	455	203	640	507
Non-operating benefits - net	(32)	(55)	(74)	(106)
Amortization of intangibles (existing as of Separation)	113	107	214	196
Less: Exchange losses, net	(32)	(1)	(59)	(66)
Income from continuing operations before income taxes, significant items, non-operating benefits - net, merger-related amortization step up, and exchange losses (Non-GAAP)	$1,321	$1,417	$1,684	$2,030

Provision for income taxes on continuing operations (GAAP)	$270	$193	$250	$222
Add: Tax (expenses) benefits on significant items charge	(80)	37	12	46
Tax expenses on non-operating benefits - net	(2)	(12)	(13)	(23)
Tax benefits on amortization of intangibles (existing as of Separation)	24	21	44	40
Tax benefits (expenses) on exchange gains/losses	18	(44)	12	14
Operating provision for income taxes on continuing earnings, excluding exchange losses (Non-GAAP)	$230	$195	$305	$299

Effective income tax rate (GAAP)	35.9%	16.6%	29.6%	16.2%
Significant items, non-operating benefits, and amortization of intangibles (existing as of Separation) effect	(19.4)%	0.3%	(11.6)%	(1.7)%
Tax rate, from continuing operations before significant items, non-operating benefits - net, and amortization of intangibles (existing as of Separation)	16.5%	16.9%	18.0%	14.5%
Exchange gains (losses) effect	0.9%	(3.1)%	0.1%	0.2%
Operating income tax rate from continuing operations (Non-GAAP)	17.4%	13.8%	18.1%	14.7%

1. See Significant Items table for further detail.

Corteva, Inc.
(Dollars in millions, except per share amounts)

Exchange Gains/Losses
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income - net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Statements of Operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange gains (losses)	$17	$(178)	$7	$(62)
Local tax benefits (expenses)	7	(3)	(3)	13
Net after-tax impact from subsidiary exchange gains (losses)	$24	$(181)	$4	$(49)

Hedging Program (Loss) Gain
Pre-tax exchange (losses) gains	$(49)	$177	$(66)	$(4)
Tax benefits (expenses)	11	(41)	15	1
Net after-tax impact from hedging program exchange losses	$(38)	$136	$(51)	$(3)

Total Exchange Loss
Pre-tax exchange losses	$(32)	$(1)	$(59)	$(66)
Tax benefits (expenses)	18	(44)	12	14
Net after-tax exchange losses	$(14)	$(45)	$(47)	$(52)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Corteva, Inc.
Article 11 Pro Forma Combined Statement of Operations
(Dollars in millions)

	Three Months Ended June 30, 2018
	As Reported Corteva	Adjustments			Pro Forma Corteva
		Merger[1]	Debt Retirement[2]	Separations Related[3]
Net sales	$5,731	$—	$—	$—	$5,731
Cost of goods sold	3,687	(676)	—	13	3,024
Research and development expense	354	—	—	(1)	353
Selling, general and administrative expenses	965	—	—	1	966
Amortization of intangibles	107	—	—	—	107
Restructuring and asset related charges - net	101	—	—	—	101
Integration and separation costs	249	—	—	(123)	126
Other income (expense) - net	128	—	—	—	128
Loss on early extinguishment of debt	—				—
Interest expense	88	—	(67)	—	21
Income (loss) from continuing operations before income taxes	308	676	67	110	1,161
Provision for (benefit from) income taxes on continuing operations	(67)	130	15	115	193
Income (loss) from continuing operations after income taxes	375	546	52	(5)	968

Net income (loss) from continuing operations attributable to noncontrolling interests	5	—	—	—	5

Net income (loss) from continuing operations attributable to Corteva	$370	$546	$52	$(5)	$963

Basic earnings (loss) per share of common stock from continuing operations	$0.49				$1.29

Diluted earnings (loss) per share of common stock from continuing operations	$0.49				$1.29

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	749.4				749.4
Diluted	749.4				749.4

1.
Related to the amortization of Historical DuPont’s agriculture business’ inventory step-up recognized in connection with the Merger, as the incremental amortization is directly attributable to the Merger and will not have a continuing impact.

2.	Represents a reduction of interest expense of $67 million for the three months ended June 30, 2018 related to the amortization of the fair value adjustment to Historical DuPont’s long-term debt.

3.
Adjustments directly attributable to the separations and distributions of Corteva Inc. includes the following: elimination of the Telone balances that will not transfer to Corteva as a result of the distribution agreement; elimination of one-time transaction costs directly attributable to the distribution; elimination of the impact of certain manufacturing, leasing and supply agreements entered into in connection with the separation; and the related tax impacts.

Corteva, Inc.
Article 11 Pro Forma Combined Statement of Operations
(Dollars in millions)

	Six Months Ended June 30, 2019
	As Reported Corteva	Adjustments			Pro Forma Corteva
		Merger[1]	Debt Retirement[2]	Separations Related[3]
Net sales	$8,952	$—	$—	$—	$8,952
Cost of goods sold	5,258	(205)		16	5,069
Research and development expense	568				568
Selling, general and administrative expenses	1,672			3	1,675
Amortization of intangibles	214				214
Restructuring and asset related charges - net	121				121
Integration and separation costs	542			(112)	430
Other income (expense) - net	31				31
Loss on early extinguishment of debt	13				13
Interest expense	93		(45)		48
Income (loss) from continuing operations before income taxes	502	205	45	93	845
Provision for (benefit from) income taxes on continuing operations	203	36	10	1	250
Income (loss) from continuing operations after income taxes	299	169	35	92	595

Net income (loss) from continuing operations attributable to noncontrolling interests	21	—	—	—	21

Net income (loss) from continuing operations attributable to Corteva	$278	$169	$35	$92	$574

Basic earnings (loss) per share of common stock from continuing operations	$0.37				$0.77

Diluted earnings (loss) per share of common stock from continuing operations	$0.37				$0.77

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	749.4				749.4
Diluted	749.7				749.7

1.
Related to the amortization of Historical DuPont’s agriculture business’ inventory step-up recognized in connection with the Merger, as the incremental amortization is directly attributable to the Merger and will not have a continuing impact.

2.	Represents a reduction of interest expense of 45 million for the six months ended June 30, 2019 related to the amortization of the fair value adjustment to Historical DuPont’s long-term debt.

3.
Adjustments directly attributable to the separations and distributions of Corteva Inc. includes the following: elimination of the Telone balances that will not transfer to Corteva as a result of the distribution agreement; elimination of one-time transaction costs directly attributable to the distribution; elimination of the impact of certain manufacturing, leasing and supply agreements entered into in connection with the separation; and the related tax impacts.

Corteva, Inc.
Article 11 Pro Forma Combined Statement of Operations
(Dollars in millions)

	Six Months Ended June 30, 2018
	As Reported Corteva	Adjustments			Pro Forma Corteva
		Merger[1]	Debt Retirement[2]	Separations Related[3]
Net sales	$9,525	$—	$—	$—	$9,525
Cost of goods sold	6,439	(1,315)	—	31	5,155
Research and development expense	685	—	—	(1)	684
Selling, general and administrative expenses	1,714	—	—	1	1,715
Amortization of intangibles	196	—	—	—	196
Restructuring and asset related charges - net	231	—	—	—	231
Integration and separation costs	444	—	—	(194)	250
Other income (expense) - net	111	—	—	—	111
Loss on early extinguishment of debt	—	—	—	—	—
Interest expense	169	—	(131)	—	38
Income (loss) from continuing operations before income taxes	(242)	1,315	131	163	1,367
Provision for (benefit from) income taxes on continuing operations	(179)	240	31	130	222
Income (loss) from continuing operations after income taxes	(63)	1,075	100	33	1,145

Net income (loss) from continuing operations attributable to noncontrolling interests	18	—	—	—	18

Net income (loss) from continuing operations attributable to Corteva	$(81)	$1,075	$100	$33	$1,127

Basic earnings (loss) per share of common stock from continuing operations	$(0.11)				$1.50

Diluted earnings (loss) per share of common stock from continuing operations	$(0.11)				$1.50

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	749.4				749.4
Diluted	749.4				749.4

1.
Related to the amortization of Historical DuPont’s agriculture business’ inventory step-up recognized in connection with the Merger, as the incremental amortization is directly attributable to the Merger and will not have a continuing impact.

2.	Represents a reduction of interest expense of $131 million for the six months ended June 30, 2018 related to the amortization of the fair value adjustment to Historical DuPont’s long-term debt.

3.
Adjustments directly attributable to the separations and distributions of Corteva Inc. includes the following: elimination of the Telone balances that will not transfer to Corteva as a result of the distribution agreement; elimination of one-time transaction costs directly attributable to the distribution; elimination of the impact of certain manufacturing, leasing and supply agreements entered into in connection with the separation; and the related tax impacts.